Exhibit 99.2

USANA Health Sciences, Inc.

Q2 2015 Management Commentary,
Results and Outlook

Second quarter net sales increased 23.9% to $233.2 Second quarter EPS increased by 41.2% to $1.92 Number of active Associates increased by 40.3% Company increases outlook for 2015

August 4, 2015

Overview

The second quarter was another record quarter for USANA.  Net sales increased by 23.9% to $233.2 million on a year-over-year basis.  Sales growth was driven by overall Associate growth of 40.3% and Preferred Customer growth of 15.2%.  Associate growth was primarily generated by our Asia Pacific region where the number of active Associates increased 53.2% year-over-year.  Preferred Customers increased in each region around the world.  While our Greater China region continued to lead the way this quarter, every region generated sales and customer growth.

Also included in net sales for the quarter is $5 million in revenue that was deferred during the previous quarter in connection with buying ahead of price increases in China.  Unfavorable changes in foreign currency exchange rates had the affect of reducing net sales by $9.7 million on a comparative basis.  On a constant currency basis, our net sales would have increased by 29.0% during the current year quarter.

Our better than anticipated sales and customer growth this quarter was the result of strong momentum in our world-wide business, led by Greater China, which reflects the demand for USANA’s best-in-class products and business opportunity.  Our current growth strategies, which are centered on motivating our sales force with market-specific incentives, increasing our branding recognition and advancing our personalization initiative, are helping to drive this momentum.  In particular, the market-specific incentives that we have offered over the past few quarters have created excitement and momentum in our business.  These incentives have been a key factor in accelerating our customer growth in nearly all of our markets.  Additionally, our strategy to increase our brand recognition, which includes our relationship as a Trusted Partner and Sponsor of The Dr. Oz Show, is making it easier for our Associates to introduce USANA to new customers in each of our regions.  Finally, investments in our personalization initiative and IT infrastructure are designed to create the foundation for future growth by making it easier, more exciting, and more enjoyable to partner with USANA.

During the quarter, we also held our annual Asia Pacific convention in Singapore, where thousands of our Associates gathered to celebrate their success, meet with management and receive additional training.  These conventions also help generate momentum in our business, as we typically see our sales force leave these events with renewed excitement and motivation to grow their business.

Net earnings for the second quarter increased by 31.7% to $25.4 million when compared with the prior-year period.  This increase can be attributed to leverage gained on higher net sales during the quarter.  Accordingly, we saw improvements in relative gross margins and selling, general and administrative expense year-over-year. These improvements were partially offset by higher Associate Incentives expense.  Although Associate Incentives expense increased 60 basis points year-over-year to 43.7% of net sales, this line item decreased 250 basis points sequentially, largely as a result of our management of market specific incentives and promotions. We continue to expect this expense to be in the range of 44.0 to 44.5% of net sales for the remainder of 2015.

Earnings per share for the quarter increased by 41.2% to $1.92, due to higher net earnings and a lower number of diluted shares.  Weighted average diluted shares outstanding were 13.2 million at the end of the second quarter of 2015, compared with 14.2 million for the prior-year period. The reduced diluted share count contributed approximately $0.13 to earnings per share for the quarter.  During the quarter, we did not repurchase any shares of common stock.  As of August 4, 2015, there was $61.2 million remaining under the current share repurchase authorization.

Regional and Financial Results

Asia Pacific Region | Q2 2015 Net Sales of $168.7 million; 72.3% of Consolidated Net Sales

Net sales in our Asia Pacific region increased by 35.4% year-over-year.  The number of active Associates in the region increased by 53.2% year-over-year and 6.2% sequentially.  This performance was the result of double-digit growth in active Associates in each of our Greater China, Southeast Asia Pacific, and North Asia regions.  Net sales in the region were negatively impacted by $5.1 million due to a strengthening U.S. dollar.

Greater China.  Net sales in Greater China increased 51.6% year-over-year due to continued growth in Mainland China.  Specifically, local currency sales in Mainland China increased 83.6% year-over year, while the number of active Associates nearly doubled.  Net sales in the region were minimally impacted by currency fluctuations.

Sales and customer growth in Mainland China continued to benefit from momentum generated by the incentive that we offered during the fourth quarter of 2014 and first quarter of 2015, as well as a smaller promotion offered during the second quarter.  During the quarter, we continued to make progress on the remodel of our branch locations and the construction of our new state-of-the-art production facility in Beijing.  This project is progressing on schedule and we continue to anticipate that this facility will be operational in early 2016.

Southeast Asia Pacific.  The 7.8% net sales increase in the Southeast Asia Pacific region was driven by double-digit Associates growth in each of the markets within this region. Net sales in the region were negatively impacted by $4.5 million due to a strengthening U.S. dollar.

North Asia.  Net sales in North Asia increased 32.4% year-over-year as a result of 44.4% Associate growth in the region.  Net sales in the region were negatively impacted by $814 thousand due to a strengthening U.S. dollar.  We are pleased with the momentum that we are seeing in our Korean market.

Americas and Europe Region | Q2 2015 Net Sales of $64.5 million; 27.7% of Consolidated Net Sales

In the Americas and Europe region, net sales on a year-over-year basis increased 1.4%, while the number of active Associates increased 8.5%.  Sales were negatively impacted by $4.6 million due to a strengthening U.S. dollar.  We generated double-digit sales growth on a constant currency basis in most markets within the region.  In particular, Canada and Mexico generated local currency sales growth of 22.2% and 20.6% respectively.  The number of active Associates increased 12.0% in Canada and 20.0% in Mexico.

Balance Sheet

We ended the second quarter with $150.9 million in cash and cash equivalents, zero debt, and $132.0 million in net working capital. Although inventory increased 19.4% since year-end 2014, inventory turns were in line with historical levels and indicative of an increased demand for our product.

Quarterly Income Statement Discussion

Gross margins improved 130 basis points year-over-year, due in large part to changes in our market sales mix, leverage gained on higher net sales, and from price increases introduced during the first half of the year.  These improvements were partially offset by the negative impact of a strengthening U.S. dollar.

Associate incentives expense for the quarter increased 60 basis points year-over-year to 43.7% of net sales.  As noted previously, the relative increase in Associate Incentives expense was due largely to higher spending on market specific incentive programs.  Throughout 2015, market-specific incentives and promotions will continue to be offered, but on a smaller scale than the incentive offered earlier in the year.  These incentives will be consistent with our primary goal of generating long-term customer growth as we seek to improve the overall health and nutrition of individuals and families around the world.

Selling, general and administrative expense was 22.5% of net sales, a decrease of 50 basis points compared to the prior year period.  This relative decrease was due primarily to leverage gained on higher sales.  This benefit was partially offset by the change in timing of costs associated with our annual Asia Pacific Convention, which was held in the second quarter of this year compared to the first quarter of last year.  Notably, fluctuations in currency exchange rates negatively impacted relative SG&A by 30 basis points, on a comparative basis.  On an absolute basis, SG&A increased due to expenses related to our business in China, along with investments in infrastructure, brand recognition, and product innovation.

Outlook

During the third quarter, we are looking forward to hosting our annual International Convention in Salt Lake City, Utah.  We are once again expecting record attendance as Associates from around the world come together to celebrate and receive additional training.  This event continues to be an excellent platform for us to make exciting announcements and to ensure that the vision and goals of the Company are consistent with those of our independent sales force.  We expect another amazing event this year, which will be held August 19th through the 22nd.

Additionally, we continue to look forward to opening Indonesia later this year, which will be our 20th market.  We have made excellent progress since the announcement of our plans to enter this market and continue to be excited and optimistic about the potential of our business there.

Given our better than expected results in the first half of the year, and the momentum we are seeing in our world-wide business, we expect 2015 to be another record year for USANA.  In our earnings release today, we provided the following updated consolidated net sales and earnings per share outlook for 2015:

  Consolidated net sales between $900 million and $920 million, versus previous outlook of between $870 million and $890 million
  Earnings per share between $6.90 and $7.20, versus previous outlook of between $6.45 and $6.75

For the full-year 2015, we expect that Earnings from Operations will be around 15.5% of net sales at the high-end of our net sales range.  Our outlook anticipates:

  Associate Incentives expense of 44.0% to 44.5% of net sales for the remainder of 2015;
  Planned capital spending of approximately $45 million for our new facility in China, branch upgrades, and investments in our personalization initiative and information technology infrastructure;
  An effective tax rate of approximately 34% for the full-year;
  Continued headwinds from a strengthening U.S. dollar; and
  A diluted share count of approximately 13 million shares.

As we continue to execute our current strategy, we will continue to manage expenses and maximize efficiencies to capitalize on the leverage opportunity presented by higher sales.  Our primary goal remains the growth of our customer base, which furthers the Company’s vision of improving the overall health and nutrition of individuals and families around the world.  We look forward to delivering another record year for USANA and all of its stakeholders.

Kevin Guest

President

Paul Jones

Chief Financial Officer

Forward-Looking Statements

This document contains forward-looking statements regarding future events or the future financial performance of our company.  Those statements involve risks and uncertainties that could cause actual results to differ perhaps materially from results projected in such forward-looking statements.  Examples of these statements include those regarding our strategies and outlook for 2015.  We caution you that these statements should be considered in conjunction with disclosures, including specific risk factors and financial data contained in our most recent filings with the SEC.

Investor Relations Contact Patrique Richards 801-954-7961 Investor.relations@us.usana.com	Media Contact Dan Macuga 801-954-7280 Public Relations